Exhibit 99.1
The Honest Company Reports Fourth Quarter and Full Year 2022 Financial Results
Delivers Fourth Quarter Revenue to Achieve Full Year 2022 Revenue Outlook

LOS ANGELES, Calif. – March 16, 2023 – The Honest Company (NASDAQ: HNST), a digitally-native consumer products company born in the Gen Z era to make purpose-driven consumer products designed for all people, today reported fourth quarter and full year 2022 financial results for the year ended December 31, 2022.

“Honest’s mission to provide purpose-driven and purpose-designed products that reflect an ever-diversifying set of consumers is as meaningful today as when it was launched 11 years ago. Since joining Honest, just over two months ago, I've been impressed with the quality of the products, the strength of the brand, and the commitment of our teams and partners,” said Chief Executive Officer, Carla Vernón. “Honest is a brand with a demonstrated ability to deliver mission-driven innovation and lead growth with the high-quality products our consumers love and value. That legacy will remain our North Star as we build a glide path to a stronger and more profitable Honest in 2024.”

Fourth Quarter 2022 Highlights:

•Revenue growth was 2% in the quarter, driven by strong retail consumption, distribution gains, and price increases, partially offset by a decline in Digital revenue
•Consumption of Honest diapers, wipes, skin, and personal care increased by 15% versus prior year(1)
•Gross margin of 27.5% reflected a 250 basis point decline versus the fourth quarter of 2021, reflecting significantly higher product and fulfillment costs
____________

(1) According to independent third-party data. Reflects consumption for diapers, wipes, baby personal care, skin care and cosmetics items. All consumption in this release reflects retail tracked channels as well as online sales excluding DTC sales (via honest.com) for 13 weeks ending January 1, 2023.

Fourth Quarter Results
(All comparisons are versus the fourth quarter of 2021)

This press release includes non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” at the end of this press release for more information.

Revenue increased 2% to $81.9 million, driven by strong retail consumption, distribution gains, and price increases, partially offset by a decline in the Digital business.

Revenue by Product Category

	For the three months ended December 31,
	2022	2021	% change
(In thousands, except percentages)
Diapers and Wipes	$50,017	$49,672	1%
Skin and Personal Care	22,783	26,211	(13)
Household and Wellness	9,059	4,498	101
Total Revenue	$81,859	$80,381	2%

_______________________

•Diapers and Wipes: Revenue from Diapers and Wipes (61% of total fourth quarter 2022 revenue) increased 1% as the benefit of price increases and strong retail performance was mostly offset by a decline in the Digital channel.

•Skin and Personal Care: Revenue from Skin and Personal Care (28% of total fourth quarter 2022 revenue) decreased 13% due to a key digital partner reducing orders. This decline was partially offset by strong retail performance.

•Household and Wellness: Revenue from Household and Wellness (11% of total fourth quarter 2022 revenue) increased 101% driven by the integration of Honest Baby Clothing in the third quarter of 2022.

Revenue by Channel

	For the three months ended December 31,
	2022	2021	% change
(In thousands, except percentages)
Digital	$35,490	$41,151	(14)%
Retail	46,369	39,230	18
Total Revenue	$81,859	$80,381	2%

	For the three months ended December 31,
	2022	2021
(As a percentage of revenue)
Digital	43%	51%
Retail	57%	49%
Total Revenue	100%	100%

Digital revenue decreased 14% as customer orders lagged consumption and we shifted marketing spend to higher return opportunities to support retail expansion.

Retail revenue increased 18% as a result of new distribution at several retailers and strong growth at our largest customer due to increased traffic.

Gross margin was 27.5% in the fourth quarter of 2022 compared to 30.0% in the fourth quarter of 2021 due to higher fulfillment and product costs. In addition, gross margin reflected a $2.5 million impact related to inventory write-offs and reserves, primarily for our sanitization products, which reduced gross margin by approximately 300 basis points.

Operating expenses increased $2.6 million in the fourth quarter of 2022 compared to the fourth quarter of 2021, including $5.8 million in CEO transition expenses and $1.0 million in legal fees related to securities litigation claims. Marketing expense was lower versus fourth quarter of 2021, as increased marketing efficiency drove a shift away from digital marketing toward higher-return investments supporting recent retail distribution expansion.

Net loss for the fourth quarter of 2022 was $12.6 million, compared to net loss of $9.0 million in the fourth quarter of 2021.

Adjusted EBITDA for the fourth quarter of 2022 was negative $1.6 million. See the reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss in the table at the end of this press release.

2022 Business Highlights:

•Growing consumption:
◦12% total consumption growth and market share gains across Honest diapers, wipes, skin & personal care(1)

•Retail leadership and distribution growth:
◦23 point increase in ACV from 49% to 72% in national multi-outlet stores(2)
◦16% increase in retail store presence (from 43,000 to 50,000 locations)(3)
◦2,500 new Walmart locations and presence in all Publix stores as we expand our geographic footprint in the US Southeast region

•Industry and category leadership:
◦#1 baby personal care brand at Target(4)
◦Overtook #1 natural/lifestyle diaper brand position at Kroger in fourth quarter of 2022(5)
◦#1 clean mascara on Amazon(5)
◦“Best of Beauty Award” from Allure Magazine in the clean category for our Fresh Flex Concealer
◦"Best Organic Baby Clothes" Forbes.com award winner for Honest Baby Clothing
_______________

(1) According to independent third-party data. Reflects consumption for diapers, wipes, baby personal care, skin care and cosmetics items. All consumption in this release reflects retail tracked channels as well as online sales excluding DTC sales (via Honest.com) for 52 weeks ending January 1, 2023.
(2) According to independent third-party data for the 13 weeks ended January 1, 2023 versus 13 weeks ended December 31, 2021. ACV = all-commodity volume.
(3) According to independent third-party data for the 13 weeks ended January 1, 2023 versus 13 weeks ended December 31, 2021.
(4) According to independent third-party data for the 52 weeks ended January 1, 2023.
(5) According to independent third-party data for the 13 weeks ended January 1, 2023.

Full Year 2022 Results
(All comparisons are versus full year 2021)

Revenue of $314 million, which landed within the Company’s outlook range, decreased 2%, driven by a decline in Skin and Personal Care, and Diapers and Wipes, which was partially offset by growth in Household and Wellness. Despite strong consumption trends, Digital channel revenue decreased 10% driven by a reduction in shipments to a key digital partner and lower traffic to Honest.com. This decline was partially offset by Retail channel revenue growth of 7%, driven by increased retail distribution, price increases, and expanded assortment of our products at our retail partners.
Gross margin decreased approximately 480 basis points to 29.4%, driven by inflationary pressures in product and fulfillment costs, and higher trade spending to support retail distribution gains, partially offset by price increases and cost savings.

Operating expenses decreased 3% due to lower marketing expense, as advertising spending was shifted from the Digital channel to support retail expansion.

Net loss was $49.0 million compared to net loss of $38.7 million during the full year of 2021.

Adjusted EBITDA(1) was negative $22.5 million, compared to negative Adjusted EBITDA of $3.5 million for the full year 2021. See the reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss in the table at the end of this press release.
____________________

(1) We do not provide guidance for the most directly comparable GAAP measure, net loss, and similarly cannot provide a reconciliation between our adjusted EBITDA outlook and net loss without unreasonable effort due to the unavailability of reliable estimates for certain components of net loss, including interest and other (income) expense, net, and the respective reconciliations. These items are not within our control and may vary greatly between periods and could significantly impact our financial results calculated in accordance with GAAP.

Chief Executive Officer Carla Vernón commented, “I firmly believe that Honest is a powerful brand that resonates with a broad cross-section of consumers. We are not satisfied with the revenue and margin results announced today. We do not believe they reflect the strength and potential of the Honest brand. In 2023, we will be relentlessly focused on taking actions and defining a strategy to set us up to be a stronger, more profitable Company in 2024 and beyond.”

Full Year 2023

Without taking into consideration the margin improvement roadmap that we that are currently formulating, we anticipate our full year 2023 revenue and Adjusted EBITDA would be in-line with our Fiscal Year 2022 results.

Cash/Balance Sheet

The Company ended the fourth quarter of 2022 with $15.2 million in cash, cash equivalents and short-term investments. This cash balance reflects a net loss in the quarter, as well as an additional investment in inventory in advance of supplier price increases that took effect in early 2023. The Company had no debt on the balance sheet as of December 31, 2022.

To provide financial flexibility and to support continued growth investments in the business, the Company entered into a $35.0 million asset-based lending agreement in January 2023. The Company plans to aggressively manage its working capital, including reducing inventory by an estimated $20 million by year-end.

2023 Annual Stockholders Meeting

The Board of Directors set March 27, 2023 as the record date for the Company’s 2023 Annual Meeting of Stockholders. The 2023 Annual Meeting of Stockholders will be held on May 24, 2023.

Webcast and Conference Call Information

A webcast and conference call to discuss fourth quarter and full year 2022 results is scheduled for today, March 16, 2023, at 9:00 a.m. Pacific time/12:00 p.m. Eastern time. Those interested in participating in the conference call by phone, please go to this link https://register.vevent.com/register/BIf9fab08f4aec46409328e271b8806a93, and you will be provided with dial in details. A live webcast of the conference call will be available online at: https://investors.honest.com. A replay of the webcast will be available on the Company’s website for one year.

Forward-Looking Statements

This press release and earnings call referencing this press release contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. Such statements may address the Company’s expectations regarding revenue, profit margin or other future financial performance and liquidity, other performance measures and cost savings, strategic initiatives and future operations or operating results. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•our expectations regarding our revenue, cost of revenue, operating expenses, gross margin, adjusted EBITDA and other operating results, in particular with respect to our 2023 outlook and long-term strategies, including our underlying assumptions, such as our expectation of continued challenges as well as strengths, such as continued growth in the retail channel driven by consumption trends and additional price increases, offset by softness in the Digital channel;
•our strategic initiatives and priorities, including the timing, focus and cadence of our marketing, innovation, and distribution and costovation strategies;
•our ability to deliver mission-driven innovation and lead growth with the high quality products our consumers love and value;
•our ability to build a glide path to a stronger and more profitable Honest in 2024;
•our focus on taking action and defining a strategy to set Honest up to be a stronger, more profitable Company in 2024 and beyond;
•our ability to aggressively manage our working capital including actions that will result in an estimated $20 million reduction in inventory by year-end;
•that strong momentum in our business, continued strong results in tracked channels, consumer acceptance of prior and future price increases, and recent retail expansion are expected to offset rising consumer uncertainty and tighter inventory management by retailers;
•our ability to offset the high inflationary environment, including commodity prices, labor costs, input cost and transportation cost inflation with price increases, productivity or investing in digital capabilities and a growing revenue base;
•our ability to drive innovation, maintain cost discipline, invest in digital capabilities, expand our distribution footprint, and execute our pricing and cost-reduction strategies to position Honest for long-term growth;
•our planned innovation and expected plans for new distribution in the future;
•our belief that consumer demand for natural and clean products will continue to outpace conventional offerings, and that Honest is poised to capture this modern consumer through its omnichannel business model;
•our ability to implement our strategy to deliver sustained long-term growth and profitability;
•our ability to effectively manage our growth;
•that our strategy will continue to deliver behind pricing increases, reflecting the health of our brand, distribution gains, and tight cost management;
•that our investments in innovation and digital capability will fuel long-term growth;
•our expansion with retail and digital customers;
•our ability to bring new products to market and to identify and successfully launch new category adjacencies;
•anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;
•the effect of macroeconomic factors, such as COVID-19 or other public health crises, supply chain disruptions and inflation on our business and the global economy, including our costs and expenses and shifting consumer demand between our Digital and Retail channels;
•our continued revenue growth through our omnichannel strategy and ability to capture growth in whitespace opportunities in the Retail channel;
•expectations regarding consumer demand and the timing and amount of orders from key customers; and
•our ability to achieve or sustain our profitability.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results.

The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” in the Annual Report, on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 28, 2022, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, respectively, filed with the Securities and Exchange Commission on May 13, 2022, August 12, 2022, and November 10, 2022, respectively, and subsequent filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release or the earnings call referencing this press release. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that contain “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this press release. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this press release and the earnings call referencing this press release relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

About The Honest Company. The Honest Company (NASDAQ: HNST) is a digitally-native consumer products company born in the Gen Z era to make purpose-driven consumer products designed for all people. Since its launch in 2012, Honest has been dedicated to creating thoughtfully formulated, safe and effective personal care, beauty, baby and household products, which are available via Honest.com, third-party ecommerce customers and approximately 50,000 retail locations across the United States, Canada and Europe. Based in Los Angeles, CA, the Company’s mission, to inspire everyone to love living consciously, is driven by its values of transparency, trust, sustainability and a deep sense of purpose around what matters most to its consumers: their health, their families and their homes. For more information about the Honest Standard and the Company, please visit www.honest.com.

Investor Contacts:
Steve Austenfeld
saustenfeld@thehonestcompany.com

Elizabeth Bouquard
ebouquard@thehonestcompany.com

Investor Inquiries:
investors@thehonestcompany.com

Media Contact:
Jennifer Kroog Rosenberg
jrosenberg@thehonestcompany.com

The Honest Company, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2022	2021	2022	2021

Revenue	$81,859	$80,381	$313,651	$318,639
Cost of revenue	59,352	56,290	221,336	209,467
Gross profit	22,507	24,091	92,315	109,172
Operating expenses
Selling, general and administrative	24,249	18,703	87,317	84,059
Marketing	9,661	12,391	47,782	54,260
Research and development	1,352	1,598	6,996	7,679
Total operating expenses	35,262	32,692	142,095	145,998
Operating loss	(12,755)	(8,601)	(49,780)	(36,826)
Interest and other income (expense), net	214	(414)	871	(1,776)
Loss before provision for income taxes	(12,541)	(9,015)	(48,909)	(38,602)
Income tax provision	50	10	110	77
Net loss	$(12,591)	$(9,025)	$(49,019)	$(38,679)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.14)	$(0.10)	$(0.53)	$(0.43)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	92,740,041	91,087,964	92,201,806	71,126,218

Other comprehensive income (loss)
Unrealized gain (loss) on short-term investments, net of taxes	51	(39)	9	(135)
Comprehensive loss	$(12,540)	$(9,064)	$(49,010)	$(38,814)

The Honest Company, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2022	December 31, 2021

Assets
Current assets
Cash and cash equivalents	$9,517	$50,791
Short-term investments	5,650	42,388
Accounts receivable, net	42,334	31,784
Inventories	115,664	75,668
Prepaid expenses and other current assets	15,982	13,165
Total current assets	189,147	213,796
Operating lease right-of-use asset	29,947	—
Property and equipment, net	14,327	52,952
Goodwill	2,230	2,230
Intangible assets, net	370	440
Other assets	4,578	3,179
Total assets	$240,599	$272,597
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$24,755	$28,743
Accrued expenses	38,010	19,003
Deferred revenue	815	731
Total current liabilities	63,580	48,477
Long term liabilities
Lease financing obligation, net of current portion	—	37,527
Operating lease liabilities, net of current portion	29,842	—
Other long-term liabilities	817	7,487
Total liabilities	94,239	93,491
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value, 20,000,000 shares authorized at December 31, 2022 and 2021, none issued or outstanding as of December 31, 2022 and 2021	—	—
Common stock, $0.0001 par value, 1,000,000,000 shares authorized at December 31, 2022 and 2021; 92,896,736 and 91,512,140 shares issued and outstanding as of December 31, 2022 and 2021, respectively	9	9
Additional paid-in capital	586,213	570,794
Accumulated deficit	(439,830)	(391,656)
Accumulated other comprehensive loss	(32)	(41)
Total stockholders’ equity	146,360	179,106
Total liabilities and stockholders’ equity	$240,599	$272,597

The Honest Company, Inc.
Condensed Consolidated Statements of Cash Flows

	For the year ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net loss	$(49,019)	$(38,679)	$(14,466)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,753	4,146	4,854
Stock-based compensation	15,078	16,847	7,905
Other	6,345	311	166
Changes in assets and liabilities:
Accounts receivable, net	(10,550)	(8,989)	1,461
Inventories	(39,996)	1,001	(24,129)
Prepaid expenses and other assets	(4,358)	(6,114)	(1,496)
Accounts payable, accrued expenses and other long-term liabilities	10,396	(6,691)	13,748
Deferred revenue	83	14	(109)
Operating lease liabilities	(7,007)	—	—
Net cash used in operating activities	(76,275)	(38,154)	(12,066)
Cash flows from investing activities
Purchases of short-term investments	(12,782)	(65,267)	(22,462)
Proceeds from sales of short-term investments	—	27,394	5,830
Proceeds from maturities of short-term investments	49,362	29,470	53,528
Purchases of property and equipment	(1,617)	(220)	(200)
Net cash provided by (used in) investing activities	34,963	(8,623)	36,696
Cash flows from financing activities
Proceeds from initial public offering, net of underwriting commissions and discounts	—	96,517	—
Dividends paid	—	(35,000)	—
Proceeds from exercise of stock options	122	5,730	41
Payment of initial public offering costs	—	(5,477)	—
Taxes paid related to net share settlement of equity awards	(37)	(567)	—
Proceeds from ESPP	256	291	—
Payments on finance lease liabilities	(303)	(1,126)	(1,014)
Net cash provided by (used in) financing activities	38	60,368	(973)
Net (decrease) increase in cash, cash equivalents and restricted cash	(41,274)	13,591	23,657
Cash, cash equivalents and restricted cash
Beginning of the period	50,791	37,200	13,543
End of the period	$9,517	$50,791	$37,200

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$9,517	$50,791	$29,259
Restricted cash, current	—	—	1,752
Restricted cash, non-current	—	—	6,189
Total cash, cash equivalents and restricted cash	$9,517	$50,791	$37,200

The Honest Company, Inc.
Use of Non-GAAP Financial Measures
We prepare and present our condensed consolidated financial statements in accordance with GAAP. However, management believes that adjusted EBITDA, which is a non-GAAP financial measure, provide investors with additional useful information in evaluating our performance.

We calculate adjusted EBITDA as net income (loss), adjusted to exclude: (1) interest and other (income) expense, net; (2) income tax provision; (3) depreciation and amortization; (4) stock-based compensation expense, including payroll tax; (5) the IPO bonus in the second quarter of 2021, including associated payroll taxes and expenses, and third-party costs associated with our IPO in 2021; (6) litigation and settlement fees associated with certain non-ordinary course securities litigation claims; and (7) CEO transition expenses.

Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with GAAP. We believe that adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of adjusted EBITDA include that (1) it does not reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including interest expense; (5) it does not include the IPO bonus, including associated payroll taxes and expenses, or third-party costs associated with the preparation of the IPO; (6) it does not reflect tax payments that may represent a reduction in cash available to us; and (7) does not include certain non-ordinary cash expenses that we do not believe are representative of our business on a steady-state basis, such as CEO transition expenses. In addition, our use of adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider adjusted EBITDA alongside other financial measures, including our net income (loss), revenue and other results stated in accordance with GAAP.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure stated in accordance with GAAP, to adjusted EBITDA, for each of the periods presented:

	For the three months ended December 31,		For the year ended December 31,
(In thousands)	2022	2021	2022	2021
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(12,591)	$(9,025)	$(49,019)	$(38,679)
Interest and other (income) expense, net	(214)	414	(871)	1,776
Income tax provision	50	10	110	77
Depreciation and amortization	728	1,011	2,753	4,146
Stock-based compensation	3,722	3,607	15,078	16,847
Related IPO and other transaction-related expenses(1)	—	—	—	12,160
Securities litigation expense	977	—	3,583	—
CEO transition expense(2)	5,766	—	5,766	—
Payroll tax expense related to stock-based compensation	9	76	89	211
Adjusted EBITDA	$(1,553)	$(3,907)	$(22,511)	$(3,462)
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(1)    Includes IPO-related costs, including IPO bonus and transaction-related third-party expenses, which are generally incremental costs incurred associated with the preparation of the IPO.
(2)     Includes consulting fee, severance, and legal fees related to our former CEO, as well as recruiting fees, among other related costs.